Exhibit 10.2

Cash and Equity Bonus Determinations under 2012 Compensation Program

Name	Cash Bonus Earned ($)	Equity Bonus Earned (options)
Steven Plochocki	151,250	27,500
Scott Decker	102,025	16,500
Paul Holt	90,750	16,500
Monte Sandler	79,750	16,500
Donn Neufeld	82,500	16,500